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                                                                Exhibit 99.8(f)

                   MASTER ADMINISTRATIVE SERVICES AGREEMENT

                             Amended and Restated
                                August 1, 2006

                            Exhibit A, as revised:

             February 27, 2007 (Addition of MFS Series Trust XIV)

  May 1, 2007 (Redesignation of MFS Capital Opportunities Series to MFS Core
                                Equity Series)

             June 22, 2007 (Termination of AGF, MVF, IBF and MMB)

           June 29, 2007 (Addition of CCA, CXE, CMK, CIF, CXH, CMU)

August 1, 2007 (Termination of MFS Institutional International Research Equity
                                   Fund and
              MFS Institutional Municipal Money Market Portfolio)

                            Exhibit D, as revised:

                     August 1, 2007 (Revised Fee Schedule)

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                                                       Effective August 1, 2007

             Master Administrative Services Agreement - Exhibit D

                              Administrative Fee

   In return for the Administrative Services provided by the Administrator under this Agreement, each Fund, other than MFS Institutional Money Market Portfolio, shall pay the Administrator fees as described below:

   (i) Fixed Fee: Regardless of asset size, each Fund shall pay an annual fee to the Administrator in the amount of $17,500.

   (ii) Asset-Based Fee: In addition to the Fixed Fee, each Fund, other than Funds that invest substantially all of their assets in other Funds ("Asset Allocation Funds")/1/, shall pay a fee at the following annual rates, stated as a percentage of the average daily net assets of the Fund:

   0.0000% on average daily net assets from $0 to $50 million;

   0.0155% on average daily net assets in excess of $50 million and less than or equal to $750 million;

   0.0150% on average daily net assets in excess of $750 million and less than or equal to $1.5 billion;

   0.0143% on average daily net assets in excess of $1.5 billion and less than or equal to $2.5 billion;

   0.0120% on average daily net assets in excess of $2.5 billion and less than or equal to $4.0 billion; and

   0.0000% on average daily net assets in excess of $4.0 billion.

   (iii) Maximum Fees: The maximum aggregate fees payable by the Funds for the period August 1, 2007, to December 31, 2007, shall be $5.3 million.

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/1/ The Asset Allocation Funds will only be charged the fixed fee of $17,500.
    The Asset Allocation Funds already incur administrative services fees indirectly through their holdings in the underlying Funds.

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   IN WITNESS WHEREOF, the parties hereto have caused this Exhibit D to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.


                                              On behalf of the MFS Family of
                                              Funds,MFS Closed-End Funds and
                                              MFS Institutional Funds listed
                                              on Exhibit A to this Agreement

                                              By: SUSAN S. NEWTON
                                                  ------------------------------
                                                  Susan S. Newton
                                                  Assistant Secretary


                                              MASSACHUSETTS FINANCIAL SERVICES
                                              COMPANY

                                              By: ROBERT C. POZEN
                                                  ------------------------------
                                                  Robert C. Pozen
                                                  Chairman

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